MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Small Business Company on Form S-8 of our report dated September 29, 2008, and appearing in the Annual Report on Form 10-K of The Small Business Company for the year ended June 30, 2008, our report dated November 11, 2008 for the quarter ended September 30, 2008, our report dated February 10, 2009 for the quarter ended December 31, 2008, and our report dated June 4, 2009 for the quarter ended March 31, 2009.

Moore & Associates Chartered
Las Vegas, Nevada
June 25, 2009

6490 West Desert Inn Road, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501